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                                                                     Exhibit 5.1

                    [Morgan, Lewis & Bockius LLP letterhead]

July 21, 2003

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355

Re: Orthovita, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") for filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 6,018,215 (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be sold by the selling security holders named in the Registration Statement (the "Selling Security Holders"). The Shares consist of shares of Common Stock that (i) are issued and outstanding (the "Outstanding Shares") and were issued pursuant to the terms of each of the Securities Purchase Agreements dated as of June 26, 2003 between the Company and the purchasers identified therein (collectively, the "Purchase Agreements"); (ii) may be issued (the "Warrant Shares") upon the exercise of warrants issued by the Company and dated as of June 27, 2003 (collectively, the "Warrants") in accordance with the terms of each of the Purchase Agreements and a placement agent agreement dated as of May 7, 2003 between the Company and SG Cowen Securities Corporation (the "Placement Agent Agreement").

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including, without limitation, copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date), the Purchase Agreements, the Warrants, the Placement Agent Agreement, resolutions adopted by the board of directors of the Company and certain other records of the Company's corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. We have made such inquiries of the Company's officers as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed: (i) the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Warrants upon the exercise thereof; and (ii) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares are duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further

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consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP